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Exhibit 5.4

[MOORE & VAN ALLEN PLLC LETTERHEAD]

August 29, 2011

DJO Finance LLC
DJO Finance Corporation
1430 Decision Street
Vista, California 92081

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as North Carolina counsel to Elastic Therapy, LLC, a North Carolina limited liability company (as successor by conversion to Elastic Therapy, Inc.) (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by DJO Finance LLC, a Delaware limited liability company ("DJOFL"), DJO Finance Corporation, a Delaware corporation ("DJO Corp," and together with DJOFL, the "Issuers"), and certain subsidiaries of DJOFL named therein (collectively, the "Guarantors") with the Securities and Exchange Commission (the "SEC") on the date hereof, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. This opinion is delivered to you in connection with the transactions described in the Registration Statement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Registration Statement or by incorporation by reference therein.

        For purposes of rendering our opinions set forth herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (items 1 through 3 below are referred to as the "Documents"):

          1.     the Registration Statement;

          2.     the Indenture dated as of October 18, 2010, among the Issuers, the Guarantors and the Bank of New York Mellon, as trustee (as supplemented by that certain Supplemental Indenture of Elastic Therapy, LLC dated as of March 17, 2011, between the Company and The Bank of New York Mellon, as trustee, the "2010 Indenture"); and

          3.     the Indenture dated as of April 7, 2011, among the Issuers, the Guarantors and The Bank of New York Mellon, as trustee (the "2011 Indenture," and together with the 2010 Indenture, the "Indentures").

        We have also examined the originals, or copies certified or otherwise identified to our satisfaction, of such other records of the Company, certificates of public officials, officers of the Company and other persons, and agreements, instruments and other documents, and have made such other investigation, as we have deemed necessary as a basis for the opinions expressed below. As to various questions of fact material to our opinion, we have relied upon, and assumed without independent investigation the accuracy of, the representations made by the parties to the Documents (other than those which are expressed as our opinions).

        In rendering the opinions expressed herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies. For the purposes of the opinions hereinafter expressed, we have further assumed (i) the legal capacity of all natural persons executing the Indentures; and (ii) that as to factual matters any certificate, representation or other document upon which we have relied and which was given or dated earlier than the date of this letter, continues to remain accurate, insofar as relevant to the opinions contained herein, from such earlier date through and including the date hereof.

        The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction, including the federal laws of the United States. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer admitted to practice law in the State of North Carolina exercising customary professional diligence would reasonably recognize as being applicable to the Company or the transactions contemplated in the Registration Statement. Without limiting the generality of the foregoing, we express no opinion concerning the following legal issues or the application of any such laws or regulations to the matters on which our opinions are referenced: (i) state securities laws and regulations; (ii) compliance with fiduciary duty requirements; (iii) the statutes, administrative decisions, and rules and regulations of county, municipal and special political subdivisions, whether state-level, regional or otherwise; (iv) fraudulent transfer laws; (v) state tax laws and regulations; (vi) state laws and regulations concerning the condition of title to any property, the priority of any security interest or lien, or the perfection of a lien or security interest in personal property; or (vii) state regulatory laws or regulations specifically applicable to any entity solely because of the business in which it is engaged.

        Based upon the foregoing, and such legal considerations as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

          1.     The Company has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Indentures (including the guarantees of the Company contained therein).

          2.     To the extent governed by the laws of the State of North Carolina, the Company has duly executed the Indentures.

          3.     The execution and delivery by the Company of the Indentures, and the performance by the Company of its obligations thereunder do not result in a violation of any law, rule or regulation of the State of North Carolina that a lawyer admitted to practice law in North Carolina exercising customary professional diligence would reasonably recognize as being applicable to the Company or the transactions contemplated in the Registration Statement.

        Our opinion is rendered solely in connection with the transactions contemplated under the Registration Statement and may not be relied upon for any other purpose or in any manner by any Person other than the addressees hereof, except that we hereby consent to reliance hereon by Simpson Thacher & Bartlett LLP for purposes of their opinion to you dated the date hereof and filed as Exhibit 5.1 to the Registration Statement.

        The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events or change in applicable law that may occur subsequent to such date. These opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. No opinion may be inferred or implied beyond the matters expressly contained herein. By rendering these opinions, we assume no obligation to advise you of any changes in such laws or facts that may hereafter be brought to our attention.

        We hereby consent to the filing of this opinion with the SEC and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act or by the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Moore & Van Allen PLLC Moore & Van Allen PLLC

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  Exhibit 5.4
[MOORE & VAN ALLEN PLLC LETTERHEAD]